UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

the Securities Exchange Act of 1934

Date of Report:  July 24, 2008

QUIXOTE CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number  001-08123

DELAWARE	36-2675371
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

35 EAST WACKER DRIVE, CHICAGO, ILLINOIS	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:  (312) 467-6755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR   240.13e-4(c))

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On July 25, 2008, we sold our intersection control segment to Signal Group, Inc. for $20 million in cash.  Signal Group, Inc. is a North American manufacturer and seller of highway safety and traffic control products.  The transaction involved the sale of all the outstanding stock of three of our subsidiaries:  Peek Traffic Corporation, U.S. Traffic Corporation, and Quixote Traffic Corporation.

We used the proceeds of this transaction to reduce our bank debt.

We will reclassify our intersection control business as discontinued operations in our fiscal 2008 financial statements.

We do not have any relationship with Signal Group, Inc.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS;  ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On July 25, 2008, we entered into Amended and Restated Change of Control Agreements with Leslie J. Jezuit, our Chairman, Chief Executive Officer and President; Daniel P. Gorey, our Vice President, Chief Financial Officer and Treasurer; and Joan R. Riley, our Vice President, General Counsel and Secretary, in order to conform to IRS regulations.  The amended agreements limit the amounts payable to the executives by imposing a 300% cap on all payments made pursuant to the agreements, extend the payment terms to comply with Section 409A regulations, and require each executive to execute and deliver a full and complete release agreement as a condition to receipt of payments.  The executives’ prior change of control agreements, entered into in 1997, did not contain any such limitations and restrictions.

On July 25, 2008, we entered into Severance and Non-Competition Agreements with Leslie J. Jezuit, Daniel P. Gorey, and Joan R. Riley.  The agreements require the executive to agree to certain confidentiality and non-competition covenants and to execute a full and complete release in order to receive a severance benefit.   If these requirements are met, we will pay Mr. Jezuit, Mr. Gorey and Ms. Riley compensation equal to one year’s salary if their employment is terminated for Good Reason or any reason other than death, disability, cause or voluntary resignation not constituting Good Reason.  Upon such termination of employment, the executive will receive benefits for one year and the vesting of all rights under certain employee benefit plans will be accelerated to the date of employment termination.  Our Severance Agreement with Mr. Jezuit supersedes an earlier letter agreement dated December 18, 1995, which provided for payment of one year’s base salary if his employment was terminated for any reason except cause.  Prior to executing these agreements, the executives did not have post-termination non-competition restrictions.

On July 25, 2008, the Compensation Committee of the Board of Directors approved the issuance to Mr. Gorey and Ms. Riley of the 17,137 and 15,225 shares of the Company’s common stock remaining under each of their Retirement Award Agreements dated June 30, 1997 and February 19, 1998, respectively.  The executives also received a cash payment to cover the federal and state tax liabilities resulting from the issuance of these shares as provided for in the agreements.   Due to the significant decline in the Company’s stock price during the year, the issuance of the retirement stock at the current price was substantially below the average historical cost to the Company.  No changes were made to the stock transfer restrictions set forth in the stockholder-approved retirement plan under which the retirement awards were made.  In accordance with the terms of the agreements and the retirement plan, the executive cannot sell or transfer the stock until he or she leaves the Company or attains age 65.  There are no other outstanding retirement award obligations or participants under the retirement plan which has expired.

 ITEM 5.03.   AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE TO FISCAL YEAR.

On July 24, 2008, the Board of Directors approved an amendment to Article II of the Company’s By-Laws to provide for a sixty-day advance notice to be given to the Company if a stockholder wishes to present a nomination for director or other proper business at the Company’s annual meeting of stockholders.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(d)            Exhibits:

2.1**  Stock Purchase Agreement by and among Signal Group, Inc., Quixote Corporation, and Quixote Transportation Safety, Inc. relating to the purchase and sale of all of the issued and outstanding capital stock of Quixote Traffic Corporation, U. S. Traffic Corporation, and Peek Traffic Corporation dated July 25, 2008.

3.  Amended and Restated Bylaws of the Company as amended through July 24, 2008.

10.1* Amended and Restated Change of Control Agreement between Quixote Corporation and Leslie J. Jezuit dated July 25, 2008.

10.2* Amended and Restated Change of Control Agreement between Quixote Corporation and Daniel P. Gorey dated July 25, 2008.

10.3* Amended and Restated Change of Control Agreement between Quixote Corporation and Joan R. Riley dated July 25, 2008.

10.4* Severance and Non-Competition Agreement between Quixote Corporation and Leslie J. Jezuit dated July 25, 2008.

10.5* Severance and Non-Competition Agreement between Quixote Corporation and Daniel P. Gorey dated July 25, 2008.

10.6* Severance and Non-Competition Agreement between Quixote Corporation and Joan R. Riley dated July 25, 2008.

99   Press Release issued by Quixote Corporation dated July 28, 2008.

* Management contract or compensatory plan or agreement

** Pursuant to Item 601(b)(2) of Regulation S-K, the Registrant hereby agrees to furnish to the Securities and Exchange Commission upon request a supplementary copy of any omitted exhibit or schedule to the Stock Purchase Agreement.

The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: July 28, 2008	QUIXOTE CORPORATION

/s/ Daniel P. Gorey
DANIEL P. GOREY
Vice President, Chief Financial
Officer and Treasurer
(Chief Financial & Accounting
Officer)